UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 1, 2015

IEG HOLDINGS CORPORATION

(Exact name of registrant as specified in its charter)

Florida	333-200918	65-0888146
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6061 West Tropicana Ave., Suite E-13, Las Vegas, NV	89103
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (702) 227-5626

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On May 1, 2015, IEG Holdings Corporation (the “Company”) filed articles of amendment (the “Amendment”) to its amended and restated articles of incorporation, as amended. The Amendment effected (i) a 1-for-100 reverse stock split, and (ii) an increase in the Company’s authorized capital stock from 2,550,000,000 shares to 3,050,000,000 shares, of which 3,000,000,000 shares shall be common stock and 50,000,000 shall be preferred stock.

As a result of the reverse stock split, every 100 issued and outstanding shares of the Company’s common stock (the “Old Common Stock”) shall be reclassified and converted into one validly issued, fully paid and non-assessable share of common stock (the “New Common Stock”). Each certificate representing shares of Old Common Stock shall thereafter represent the number of shares of New Common Stock into which the shares of Old Common Stock represented by such certificate were reclassified and converted. No fractional shares will be issued as a result of the reverse stock split. Rather, stockholders of fractional shares of the Company’s common stock will receive a cash payment at a price equal to the closing price of the Corporation’s common stock as of the date of the reverse stock split.

The Amendment was approved by the Company’s board of directors on April 30, 2015 and by stockholders of the Company holding a majority of the voting power of the Company by written consent in lieu of a special meeting. In accordance with the relevant sections of the Florida Business Corporations Act. The Company will submit the Amendment, as well as other required documentation, to the Financial Information Regulatory Association, Inc. (“FINRA”) for processing as soon as possible. The reverse stock split will not be effective until it has been processed by FINRA, and in any event, will not be effective earlier than 10 days after the date on which our application with FINRA has been submitted.

The foregoing description of the Amendment is qualified in its entirety by reference to the Amendment, which is filed as Exhibit 3.1 hereto and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
3.1	Articles of Amendment to the Articles of Incorporation of IEG Holdings Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IEG HOLDINGS CORPORATION

Date: May 8, 2015	By:	/s/ Paul Mathieson
	Name:	Paul Mathieson
	Title:	Chief Executive Officer